[Letterhead of Digitec 2000, Inc.]

                                                                    June 4, 1998

Mr. David Siegel
11 Inverness Drive
New City, NY 10956

Mr. Peter Zeppieri
48 Davison Avenue
East Rockaway, NY 11518

Dear David and Peter:

            Reference is made to that certain Agreement, dated as of October 31, 1997 (the "Agreement"), by and among Digitec 2000, Inc. ("Digitec") and yourselves, which Agreement contemplated the acquisition of all of the issued and outstanding capital stock of Ameridial Inc. ("Ameridial") by Digitec. As none of the parties has delivered the consideration contemplated under the Agreement, it is hereby agreed that the Agreement shall be deemed null and void with the effect that you shall continue to be the holders of all of the issued and outstanding stock of Ameridial and none of Digitec or yourselves shall have any obligation under such Agreement.

            In addition, insofar as the acquisition of Ameridial was not consummated, the parties hereby agree that each of you individually shall, effective November 1, 1997, be employees at will of Digitec at the salaries paid to you since that date.

            In addition to such base compensation, you together shall be entitled to receive options to purchase the shares of Common Stock, par value $.001 per share ("Common Stock"), of the Company up to a maximum of 50,000 shares, such options to be granted at an exercise price of 120% of the average of the closing price of Common Stock for the 5 days ending with the date of grant and have an expiration date of two years after grant. The foregoing options will be issued at the rate of 10,000 options for each of $500,000 of gross revenues from business brought to Digitec by yourselves and designated as business upon which the foregoing options may be earned by the President of Digitec.

            Except as set forth herein, the parties expressly and irrevocably agree and consent that (i) none of the parties has any obligation arising out of, or claim against the other arising under, the Agreement, (ii) the Agreement is deemed rescinded and of no further force and effect and (iii) this letter shall evidence the only contractual arrangements between the parties.

            If the foregoing sets forth our agreement, please execute the enclosed copy of this letter in the spaces provided below and return same to me, whereupon this letter shall constitute a valid and binding agreement between Digitec and yourselves.

                                          Very truly yours,

                                          DIGITEC 2000, INC.


                                          By:   /s/  Frank Magliato
                                             -------------------------------
                                             Name: Frank Magliato
                                             Title:   President

Accepted and agreed to as of the date first above written.


/s/ David Siegel
----------------------------------
David Siegel


/s/ Peter Zeppieri
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Peter Zeppieri